As filed with the Securities and Exchange Commission on February 1, 2021            Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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GLOBAL CLEAN ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-0407858 (I.R.S. Employer Identification No.)

2790 Skypark Drive, Suite 105
Torrance, California 90505

(310) 641-4234
(Address of principal executive offices)

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Global Clean Energy Holdings, Inc.

2020 Equity Incentive Plan
(Full title of the plan)

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Richard Palmer,

Chief Executive Officer

Global Clean Energy Holdings, Inc.
2790 Skypark Drive, Suite 105

Torrance, California 90505
(Name and address of agent for service)
(310) 641-4234
(Telephone number, including area code, of agent for service)

Copy to: Istvan Benko Michael Huseby TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, California 90067 (310) 789-1226

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☒ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ¨

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(11)
Common Stock, $0.001 par value per share	9,580,000 shares (2)	$0.70 (2)	$6,706,000 (2)	$731.63
Common Stock, $0.001 par value per share	7,330,000 shares (3)	$0.0660 (4)	$483,780	$52.78
Common Stock, $0.001 par value per share	1,500,000 shares (3)	$0.0410 (5)	$61,500	$6.71
Common Stock, $0.001 par value per share	1,000,000 shares (3)	$0.0932 (6)	$93,200	$10.17
Common Stock, $0.001 par value per share	390,000 shares (3)	$0.0833 (7)	$32,487	$3.54
Common Stock, $0.001 par value per share	50,000 shares (3)	$0.1373 (8)	$6,865	$0.75
Common Stock, $0.001 par value per share	75,000 shares (3)	$0.1750 (9)	$13,125	$1.43
Common Stock, $0.001 par value per share	75,000 shares (3)	$0.2100 (10)	$15,750	$1.72
TOTAL	20,000,000 shares	--	$7,412,707	$808.73

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the Global Clean Energy Holdings, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) as a result of the anti-dilution adjustment provisions contained therein.

(2)Represents shares reserved for issuance pursuant to future awards under the 2020 Plan.  The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933 on the basis of the average of the high and low trading prices of the registrant’s common stock, as reported on the OTC Market on January 28, 2021.

(3)Represents shares that may be issued upon the exercise of options previously granted under the 2020 Plan.

(4)Calculated pursuant to Rule 457(h) under the Act based upon the exercise price of $0.0660 per share of the applicable options.

(5)Calculated pursuant to Rule 457(h) under the Act based upon the exercise price of $0.0410 per share of the applicable options.

(6)Calculated pursuant to Rule 457(h) under the Act based upon the exercise price of $0.0932 per share of the applicable options.

(7)Calculated pursuant to Rule 457(h) under the Act based upon the exercise price of $0.0833 per share of the applicable options.

(8)Calculated pursuant to Rule 457(h) under the Act based upon the exercise price of $0.1373 per share of the applicable options.

(9)Calculated pursuant to Rule 457(h) under the Act based upon the exercise price of $0.1750 per share of the applicable options.

(10)Calculated pursuant to Rule 457(h) under the Act based upon the exercise price of $0.2100 per share of the applicable options.

(11)Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, which provides that the fee shall be $109.10 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the 2020 Plan covered by this Registration Statement pursuant to Rule 428(k)(i) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the 2020 Plan covered by this Registration Statement pursuant to Rule 428(k)(i) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference

The following documents previously filed by Global Clean Energy Holdings, Inc. (“we,” “us,” “our,” or the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference in this Registration Statement:

•Our Annual Report on Form 10-K for the fiscal years ended December 31, 2016, 2017, 2018, and 2019, filed with the SEC on October 6, 2020, as amended on October 7, 2020 and November 20, 2020;

•Our Quarterly Reports on Form 10-Q for the fiscal quarters ended (i) March 31, 2020, filed with the SEC on December 11, 2020, (ii) June 30, 2020, filed with the SEC on December 11, 2020, and (iii) September 30, 2020, filed with the SEC on December 16, 2020;

•Our Current Reports on Form 8-K filed with the SEC on May 8, 2020, May 14, 2020, July 14, 2020, October 6, 2020, November 19, 2020, January 5, 2021, and January 12, 2021;

•Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 7, 2020; and

•The description of our common stock as described in our Registration Statement on Form 10 filed on June 28, 1984, and any amendment or report filed for the purpose of updating any such description.

In addition, each document that the Company files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of common stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of the filing of such document.

Item 4.Description of Securities

Not applicable.

Item 5.Interests of Named Experts and Counsel

Not applicable.

Item 6.Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The Company’s Certificate of Incorporation provides that the Company shall indemnify directors, officers, employees and agents of the Company to the fullest extent permitted by the DGCL.  The Company’s Bylaws provide that the Company’s officers and directors shall be indemnified to the fullest extent permitted by applicable law, and that the Company shall pay the expenses incurred in defending any proceeding in advance of its final disposition. Payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.  We have entered into indemnification agreements with each of our directors and executive officers pursuant to which the Company agrees to indemnify such director or officer pursuant to the terms described in this paragraph.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.Exemption from Registration Claimed

Not applicable.

Item 8.Exhibits

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this Registration Statement:

   Exhibit No.   Exhibit Description

4.1 Certificate of Incorporation (incorporated herein by reference to Appendix D to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on June 2, 2010).

4.2 Bylaws (incorporated herein by reference to Appendix E to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on June 2, 2010).

5.1Opinion of TroyGould PC (included with this registration statement).

23.1Consent of Hall & Company Certified Public Accountants & Consultants, Inc. (included with this registration statement).

23.2Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1Power of Attorney (included on signature page).

99.1Global Clean Energy Holdings, Inc. 2020 Equity Incentive Plan (included with this registration statement).

99.2Form of Restricted Stock Award Grant Notice under the Global Clean Energy Holdings, Inc. 2020 Equity Incentive Plan (included with this registration statement).

99.3Form of Restricted Stock Unit Award Grant Notice under the Global Clean Energy Holdings, Inc. 2020 Equity Incentive Plan (included with this registration statement).

99.4Form of Stock Option Grant Notice under the Global Clean Energy Holdings, Inc. 2020 Equity Incentive Plan (included with this registration statement).

Item 9.Undertakings

(a)       The Company hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on February 1, 2021.

GLOBAL CLEAN ENERGY HOLDINGS, INC.
By:	/s/ RICHARD PALMER
Richard Palmer President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Richard Palmer and Ralph Goehring as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 1st day of February, 2021.

Signature	Title

/s/ RICHARD PALMER	President and Chief Executive Officer (principal executive officer); Director
Richard Palmer

/s/ RALPH GOEHRING	Chief Financial Officer (principal financial and accounting officer)
Ralph Goehring

/s/ DAVID WALKER	Chairman, the Board of Directors
David Walker

/s/ MARTIN WENZEL	Director
Martin Wenzel